Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Nos. 333-08360 and 333-171011) on Form S-8 of our report dated June 23, 2011 appearing in the annual report on Form 11-K of Luxottica Group Tax Incentive Savings Plan as of December 31, 2010 and for the year then ended.

/s/ Plante & Moran, PLLC

Cincinnati, Ohio

June 28, 2011